EXHIBIT (a)(4)

                            BT FINANCIAL CORPORATION

                           OFFER TO PURCHASE FOR CASH
                                       BY

                            BT FINANCIAL CORPORATION
                   UP TO 1,668,329 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $20.00 NOR LESS THAN $18.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON TUESDAY, OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED. BT FINANCIAL MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                               September 29, 2000
To Our Clients:

      Enclosed for your consideration are the offer to purchase, dated September 29, 2000, and the related letter of transmittal in connection with the offer by BT Financial Corporation, a Pennsylvania corporation, to purchase for cash 1,668,329 shares of its common stock, par value $5.00 per share, at a price not greater than $20.00 nor less than $18.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

      Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, BT Financial will select the lowest purchase price between $18.00 and $20.00 net per share in cash, without interest, that will allow it to purchase 1,668,329 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

      BT Financial's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated September 29, 2000, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued under the Rights Agreement, dated as of March 27, 1991, between BT Financial and BT Management Trust Company, as rights agent, and, unless the context requires otherwise, all references to shares shall include the associated preferred stock purchase rights.

      Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 1,668,329 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at BT Financial's expense as soon as practicable following the expiration date.

      BT Financial reserves the right, in its sole discretion, to purchase more than 1,668,329 shares pursuant to the offer, subject to applicable law.

      Upon the terms and conditions of BT Financial's offer, if more than 1,668,329 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, BT Financial will purchase properly tendered shares in the following order:
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      o     First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

            o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

            o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

      o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in section 6 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

      A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

      Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

      WE CALL YOUR ATTENTION TO THE FOLLOWING:

      1. You may tender shares at prices not in excess of $20.00 nor less than $18.00 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

      2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

      3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the offer to purchase.

      4. The tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, October 31, 2000, unless BT Financial extends the tender offer.

      5. The tender offer is for 1,668,329 shares, constituting approximately 10% of the shares outstanding as of September 26, 2000.

      6. Tendering shareholders who are registered shareholders or who tender their shares directly to Laurel Trust Company as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the offer to purchase and the letter of transmittal, stock transfer taxes on BT Financial's purchase of shares under the tender offer.

      7. If you are an odd lot holder, meaning that you own beneficially or of record an aggregate of fewer than 100 shares (including shares held in the BT Financial Automatic Dividend Reinvestment Plan, but not including shares held in BT Financial's 401(k) or defined benefit pension plans), and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, BT Financial, upon the terms and subject


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

            to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

      8. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

      9. The board of directors of BT Financial has approved the tender offer. However, neither BT Financial nor its board of directors nor the dealer manager/information agent makes any recommendation to shareholders as to whether they should tender or not tender their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. BT Financial's directors and executive officers have advised BT Financial that they do not intend to tender any shares in the tender offer.

      10. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

      Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

      The tender offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.


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

                                INSTRUCTION FORM

          INSTRUCTIONS FOR TENDER OF SHARES OF BT FINANCIAL CORPORATION

      By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated September 29, 2000, and the related letter of transmittal in connection with the offer by BT Financial Corporation, a Pennsylvania corporation, to purchase shares of its common stock, $5.00 par value per share. BT Financial is offering to purchase up to 1,668,329 shares at a price not greater than $20.00 nor less than $18.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. BT Financial's offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of March 27, 1991, between BT Financial and BT Management Trust Company, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

      This will instruct us to tender to BT Financial, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

      Number of shares to be tendered:

      ____________ shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

                        PRICE AT WHICH YOU ARE TENDERING
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by BT Financial for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

         PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ]  $18.000  [ ]  $18.500  [ ]  $19.000  [ ] $19.500  [ ] $20.000
[ ]  $18.125  [ ]  $18.625  [ ]  $19.125  [ ] $19.625
[ ]  $18.250  [ ]  $18.750  [ ]  $19.250  [ ] $19.750
[ ]  $18.375  [ ]  $18.875  [ ]  $19.375  [ ] $19.875

                       OR


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

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[ ] By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by BT Financial in accordance with the terms of the offer. This action will maximize the chance of having BT Financial purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $18.00.

                                    ODD LOTS
                (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (including any shares held in the BT Financial Automatic Dividend Reinvestment Plan, but not including any shares held in BT Financial's 401(k) or defined benefit pension plans) and are tendering all shares.

You either (check one box):

[ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[ ] are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
                (SEE INSTRUCTION 15 TO THE LETTER OF TRANSMITTAL)

You may condition your tender of shares on BT Financial purchasing a specified minimum number of your tendered shares, all as described in section 6 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by BT Financial in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.


[ ] The minimum number of shares that must be purchased, if any are purchased, is:

      ____________ shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, BT Financial may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[ ]   The tendered shares represent all shares held by me.

      THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.


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

SIGN HERE:

Signature(s): ______________________________________________

Print Name(s): _____________________________________________

Address(es): _______________________________________________

____________________________________________________________

Area Code and Telephone Number: ____________________________

Taxpayer Identification or Social Security Number: _________

Date:  ______________________, 2000


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